File No. 34--________

 As filed with the Securities and Exchange Commission on April 14, 1998

             SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C. 20549

                        FORM 10

     GENERAL FORM FOR REGISTRATION OF SECURITIES

       PURSUANT TO SECTION 12(b) OR (g) OF THE
           SECURITIES EXCHANGE ACT OF 1934


                       DynCorp
 (Exact name of registrant as specified in its charter)

                     Delaware                                    36-2408747
          (State or other jurisdiction of                    (I.R.S. Employer
           incorporation or organization)                  Identification No.)

     2000 Edmund Halley Drive, Reston, Virginia                 20191-3436
      (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (703) 264-0330

           Securities to be  registered  pursuant to Section 12(b) of the Act:

                                      None

           Securities to be  registered  pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  BUSINESS

         This item is incorporated by reference in its entirety to Item 1 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 2. FINANCIAL INFORMATION

                     SELECTED FINANCIAL DATA

        This item is incorporated by reference in its entirety to Item 6 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS

        This item is incorporated by reference in its entirety to Item 7 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 3. PROPERTIES

        This item is incorporated by reference in its entirety to Item 2 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         This item is incorporated by reference in its entirety to Item 12 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

         This item is incorporated by reference in its entirety to Item 10 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 6. EXECUTIVE COMPENSATION

         This item is incorporated by reference in its entirety to Item 11 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED INFORMATION

         This item is incorporated by reference in its entirety to Item 13 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 8. LEGAL PROCEEDINGS

         This item is incorporated by reference in its entirety to Note (21) of the Consolidated Financial Statements included in Item 8 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        This item is incorporated by reference in its entirety to Item 5 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 10.RECENT SALES OF UNREGISTERED SECURITIES

        This item is incorporated by reference in its entirety to the final paragraph of Item 5 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 11.DESCRIPTION OF REGISTRANT'S SECURITIES

                             GENERAL

        The authorized capital stock of the Registrant (sometimes referred to as the "Company") consists of 20,000,000 shares of Common Stock, par value $0.10 per share, of which 10,103,948 are outstanding as of April 3, 1998, and 123,711 shares of Class C Preferred Stock, par value $0.10 per share, of which none are outstanding. As of April 3, 1998, there were approximately 590 holders of record of Common Stock. As of April 3, 1998, there were also outstanding Warrants to acquire 347,185 shares of Common Stock at an exercise price of $0.25 per share; the Warrants will expire on September 9, 1998.

         The following is a summary of the material provisions of the Certificate of Incorporation and By-Laws of the Company regarding the Company's capital stock. The summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and to the By-Laws.

                                  COMMON STOCK

         The holders of Common Stock are entitled to one vote per share held of record in elections for directors and on all other matters required or permitted to be approved by a vote of stockholders of the Company. Each share of Common Stock is equal in respect of rights and liquidation and rights to dividends and to distributions. Stockholders of the Company do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of the Company, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, for any securities convertible into or exchangeable for such shares, which may be issued, sold or offered for sale by the Company.

                                 INTERNAL MARKET

         The Company's Common Stock is not publicly traded. However, the Company has established an internal stock market (the "Internal Market") to provide liquidity for its stockholders. Shares available for trading in the Internal Market are registered under the Securities Act of 1933. The Internal Market generally permits stockholders to sell shares of Common Stock on four predetermined days each year (each, a "Trade Date"), subject to purchase demand.

         Sales of Common Stock on the Internal Market are made at established prices for the Common Stock determined pursuant to the formula and valuation process described below (the "Formula Price") to eligible employees and directors of the Company and to the trustees of the Company's Savings and Retirement Plan and Employee Stock Ownership Plan and the administrator of the Company's Employee Stock Purchase Plan, who may purchase shares of Common Stock for their respective trusts and plans.

         The market price of the Common Stock is established by the Board of Directors pursuant to the valuation process described below, which uses the formula set forth below to determine the Formula Price at which the Common Stock trades in the Internal Market. The Formula Price, including the Market Factor, is reviewed by the Board of Directors on a quarterly basis, in preparation for Internal Market Trade Dates.

         The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF"), where operating cash flow is represented by earnings before interest, taxes, depreciation, and amortization of the Company for the four fiscal quarters immediately preceding the date on which a price revision is made, multiplied by a market factor ("Market Factor" denoted
MF) plus the non-operating assets at disposition value (net of disposition costs) ("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD"), the whole divided by the number of shares of Common Stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming exercise of all outstanding options and warrants ("ESO"). The Market Factor is a numeric factor which reflects existing securities market conditions relevant to the valuation of such stock. The Formula Price of the Common Stock, expressed as an equation, is as follows:

            Formula Price    =     [(CF x 7)MF + NOA - IBD]
                                             ESO

                              CLASSES OF DIRECTORS

         The members of the Board of Directors are divided into three classes and normally serve three-year terms. Approximately one-third of the members are therefore elected each year.

                    RESTRICTIONS ON TRANSFER OF COMMON STOCK

         The Board of Directors of the Company amended the By-Laws on May 10, 1995, to provide that, as to any share of Common Stock issued on or after May 11, 1995, such share may not be sold or transferred by the holder thereof to any third party, other than (1) by descent or distribution, (2) by bona fide gift, or (3) by bona fide sale after the holder thereof has first offered in writing to sell the share to the Company at the same price and under substantially the same terms as apply to the intended sale and the Company has failed or declined in writing to accept such terms within 14 days of receipt of such written offer or has refused to proceed to a closing on the transaction within a reasonable time after such acceptance; provided, however, that the sale to the third party following such failure, declination, or refusal must be made on the same terms which were not previously accepted by the Company and within 60 days following such event, or the Company must again be offered such refusal rights prior to a sale of such share; provided further, however, that this right does not apply to
(A) any transactions made through the Internal Market; (B) any transactions made at any time while the Common Stock is listed for trading on a national securities exchange or on the over-the-counter market; (C) sales to the Company's Employee Stock Ownership Plan Trust; or (D) shares which have been reissued to the holder in exchange for shares issued prior to May 11, 1995 to the extent such previously issued shares were not subject to any right of first refusal by the Company or its stockholders.

         Shares of Common Stock purchased on the Internal Market are subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. Prior to trading on the Internal Market, each buyer is required to adhere to the Internal Market rules which impose such transfer restrictions on all shares purchased on the Internal Market. Shares of Common Stock issued prior to May 11, 1995 and not subsequently purchased on the Internal Market are not subject to such restrictions.

                             STOCKHOLDERS AGREEMENT

         Certain individuals in the management group of the Company, Capricorn Investors, L.P. ("Capricorn") and other outside investors who hold shares of Common Stock are parties to a Stockholders Agreement originally dated March 11, 1988 and restated March 11, 1994 (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, stockholders who own approximately 32% of the fully diluted outstanding shares of Common Stock have agreed, among other things, to vote for the election of a Board of Directors consisting of four management group nominees, four Capricorn nominees and a joint nominee who would be elected if needed to break a tie vote. Effective January 23, 1997, Capricorn waived its prior right to nominate members to the Board of Directors, but not its obligations to vote in accordance with the Stockholders Agreement. Because the management group stockholders, directly and through ESOP holdings, and Capricorn represent approximately 32% of the shares of Common Stock necessary to elect the Company's Board of Directors on a fully diluted basis, it is unlikely that other stockholders acting in concert or otherwise will be able to change the composition of the Board of Directors. Unless extended, the Stockholder's Agreement expires on March 10, 1999.

                              ANTI-TAKEOVER EFFECTS

         The combined effects of management's and Capricorn's collective ownership of a substantial portion of the outstanding shares of Common Stock, the voting provisions of the Stockholders Agreement, the Company's right of first refusal, and the division of the members of the Board of Directors into three classes may discourage, delay, or prevent attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These may, individually or collectively, have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the Formula Price available on the Internal Market, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains a provision which eliminates directors' personal liability as set forth above.

         The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers, and employees to the extent permitted by
Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         This item is incorporated by reference in its entirety to Item 8 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 14.CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        This item is incorporated by reference in its entirety to Item 9 of the Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879.

ITEM 15.FINANCIAL STATEMENTS AND EXHIBITS

The following documents are filed as part of this registration statement:

Financial Statements
Selected financial data
  Incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879 Financial statements and supplementary data
  Incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879


Exhibit  Description

3.1

Certificate of Incorporation, as currently in effect, consisting of Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

3.2

Registrant's By-Laws as amended to date (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

4.1

Indenture and supplement, dated April 18, 1997 between Dyn Funding Corporation (a wholly owned subsidiary of the Registrant) and Bankers Trust Company relating to Contract Receivable Collateralized Notes (incorporated by reference to Registrant's Post-Effective Amendment No. 1 on Form S-2 to Form S-1, File No. 33-59279)

4.2

Registration Rights Agreement, dated as of March 17, 1997, among the Registrant, and BT Securities Corporation and Citicorp Securities, Inc. (incorporated by reference to Registrant's Form S-4, File No. 333-25355)

4.3

Indenture, dated March 17, 1997, between the Registrant and United States Trust Company of New York relating to the 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Registrant's Form S-4, File No. 333-25355)

4.4

Specimen Common Stock Certificate (incorporated by reference to Registrant's Form 10-K for 1988, File No. 1-3879)

4.5

Statement Respecting Warrants and Lapse of Certain Restrictions (incorporated by reference to Registrant's Form 10-K for 1988, File No. 1-3879)

4.6

Amendment to Statement Respecting Warrants and Lapse of Certain Restrictions (incorporated by reference to Registrant's Form 10-K for 1990, File No. 1-3879)

4.7

Article Fourth of the Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant's Form S-1, File No. 33-59279)

4.8

Second Amended and Restated Credit Agreement by and among Citicorp North America, Inc., certain Lenders, and the Registrant dated May 15, 1997 (incorporated by reference to Registrant's Form S-4, File No. 333-25355)

4.9

Stockholders Agreement (incorporated by reference to Registrant's Form S-1, File No. 33-59279) 10.1 Deferred Compensation Plan (incorporated by reference to Registrant's Form 10-K for 1987, File No. 1-3879)

10.2

Management Incentive Plan (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)

10.3

DynCorp Executive Incentive Plan (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)

10.4

Severance Agreement of David L. Reichardt (incorporated by reference to Exhibit
(c)(7) to Schedule 14D-9 filed by Registrant January 25, 1988)

10.5

Severance Agreement of Paul V. Lombardi, Vice President, Government Services Group and currently President & Chief Executive Officer (incorporated by reference to Registrant's Form 10-K for 1993, File No. 1-3879)

10.6

Severance Agreement of Patrick C. FitzPatrick, Senior Vice President and Chief Financial Officer (incorporated by reference to Registrant's Form 10-K for 1996, File No. 1-3879)

10.7

Restricted Stock Plan (incorporated by reference to Registrant's Form 10-K/A for 1995, File No. 1-3879)

10.8

1995 Stock Option Plan (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)

11

Computations of Earnings Per Common Share for the Years Ended December 31, 1997, 1996 and 1995 (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)

13

Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879

21

Subsidiaries of the Registrant (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 DynCorp


Date: April 14, 1998                  By:    /s/ H. Montgomery Hougen

                                                 H. Montgomery Hougen
                                                 Vice President & Secretary